Exhibit 16.1


Hein & Associates LLP
Certified Public Accountants

March 14, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Aegis Assessments, Inc.

We have read the statements that we understand Aegis Assessments, Inc. will include under Item 4.01 paragraphs 1, 2 and 5 of the Form 8-K report it will file regarding the recent change in its registered accounting firm. We agree with such statements made regarding our firm in those paragraphs. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/ Hein & Associates, LLP
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Hein & Associates, LLP